Exhibit 99.P(4)

Boston Trust Walden Company

Boston Trust Walden, Inc.

Joint Code of Ethics February 9, 2021

Table of Contents

1.	Introduction and Scope	1
2.	Standards of Business Conduct	1

A.	Compliance with Policy, Laws, and Regulations	1

i.	Market Manipulation	1

ii.	Records and Accounts	1

iii.	Dealings with Auditors and Regulators	1

iv.	Misrepresentation	2

v.	Disclosures	2

vi.	Illegal Activity	2

vii.	Responsibilities of Supervisors	2

B.	Confidentiality	2

i.	Confidentiality of Investment Decisions	2

ii.	Electronic Data	2

iii.	Personnel Data	2

C.	Duties to Clients	3

i.	Loyalty, Prudence, and Care	3

ii.	Fair Dealings	3

iii.	Suitability	3

iv.	Performance Presentation	3

v.	Diligence and Reasonable Basis	3

vi.	Communication with Clients and Prospective Clients	4

D.	Employee Securities Reporting and Trading	4

2.	Disclosure of Personal Brokerage Accounts	4

iv.	Classification of Securities as Non-Reportable	7

vi.	Monitoring of Personal Securities Transactions	4

vii.	Access Person Trading Prohibition	5

viii.	Pre-Clearance Requirements	4

ix.	Investment Professional Trading	5

x.	Waiver of Pre-Clearance of Employee Personal Accounts and Transactions	7

xi.	Compliance Table	8

xii.	Exceptions	8

E.	Conflicts of Interest	8

i.	Disclosure of Conflicts	8

ii.	Self-dealing	8

iii.	Personal Business	8

iv.	Personal Use of Boston Trust Walden Property	8

F.	Gifts and Entertainment	9

i.	Personal Entertainment and Gift Exclusion	9

ii.	Client Related Gifts	9

iii.	Retirement or Other Life Event Gifts	9

iv.	Vendor Related Gifts	9

v.	Exception Approval	9

vi.	Report of Gifts	10

G.	Entertainment	10

H.	Trading	10

Insider	Trading and Misuse of Nonpublic Information	10

I.	Outside Activities	10

i.	Outside Employment	10

ii.	Terminating Employment	11

iii.	Directorships of Profit-Making Companies	11

iv.	Civic Activities	11

v.	Political Activities	11

vi.	Political Contributions by Covered Associates	11

vii.	Covered Associate Political Contributions Reporting	12

viii.	Compensation, Consulting Fees, and Honoraria	12

ix.	Fiduciary Appointments	12

i

x.	Reporting of Outside Affiliations	12

J.	Internal Compliance and Reporting (Whistleblower) Procedure	12

3.	Administration and Enforcement of the Code	13

A.	Employee Responsibility	13

i.	At Hiring	13

ii.	Periodically Thereafter	13

B.	Responsibility for Approval	13

C.	Responsibility for Administration	13

i.	Exceptions/Review	13

ii.	Recordkeeping	13

iv.	Annual Report to Board of Directors	13

v.	Reporting Violations	14

vi.	Sanctions	14

Exhibit	A	15

Personal	Trading Compliance Table of Securities Reporting and Trading Restrictions	15

ii

1.	Introduction and Scope

Boston Trust Walden Company is a state-chartered bank of the Commonwealth of Massachusetts providing trust and investment management services to individuals and institutions. Boston Trust Walden Inc. (“BTWI”) is a wholly-owned subsidiary of Boston Trust Walden Company (collectively “Boston Trust Walden”). BTWI is a registered investment adviser under the Investment Advisers Act of 1940 (Advisers Act) and advises the Boston Trust Walden Funds (“Funds”), an open-end registered investment company and several separately managed accounts. All references to “clients” refer to the bank and investment advisory clients of Boston Trust Walden.

This Code of Ethics (the "Code") is the formal expression of our long-standing commitment to responsible and ethical business conduct and practices. The Code applies to all employees and, in certain circumstances, to Directors (collectively "Employees") of Boston Trust Walden. Each employee receives a copy of the Code upon employment and annually thereafter. Employees must be familiar with its contents, comply with it, and keep it available for future reference. Questions regarding the Code should be referred to the Director of Risk Management or the Chief Compliance Officer. The Board of Directors of Boston Trust Walden Company, Executive Committee, Director of Risk Management of the Bank, and the Chief Compliance Officer of Boston Trust Walden Inc., are responsible for monitoring and enforcing the Code.

Boston Trust Walden intends to comply with the various regulations to which it may be subject, including FDIC Part 344, Rule 204a-1 of the Advisers Act, and Rule 17j-1 under the Investment Company Act of 1940 ( "40 Act”).

Boston Trust Walden's successful operation depends on its employees' competence and diligence, and reputation for honesty, integrity, and independence in business conduct. This Code identifies several guiding values, policies, and standards concerning ethical conduct.

2.	Standards of Business Conduct

To perpetuate these values requires that each employee maintain high personal and professional standards below:

A.	Compliance with Policy, Laws, and Regulations

Employees must comply with applicable policy, federal and state laws, including federal securities laws, rules, and regulations (copies are available from the Director of Risk Management or the CCO). If any policy, law, rule, or regulation appears unclear or ambiguous, employees must seek immediate assistance in determining the lawful and ethical action. In the event of a conflict between requirements, employees must comply with the stricter law, rule, or regulation. Employees must not engage in conduct involving dishonesty, fraud, or deceit or commit acts that reflect adversely on their professional reputation, integrity, or competence. Further, no Employee may knowingly violate any code of ethics of any professional organization they are a member. All Employees must follow the following standards:

i.	Market Manipulation

Transaction-based or information-based activity intended to disrupt the securities markets' natural functioning is illegal and damaging to all market participants. Such action is unlawful and is prohibited.

ii.	Records and Accounts

Boston Trust Walden's records retention policies and procedures are developed under established law, including Rule 17j-1 and rule 204a-1, as applicable. All transactions must be recorded accurately, completely, and truthfully. Efforts to conceal or distort information is unacceptable conduct. The falsification of any record, account, or document may result in immediate dismissal.

iii.	Dealings with Auditors and Regulators

Employees must cooperate fully with audits, examinations, and inspections conducted by internal staff, external auditing firms, or outside regulatory agencies. Questions raised by auditors or regulators must be responded to candidly, and no employee may knowingly conceal adverse information in response to a question.

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iv.	Misrepresentation

Employees must not knowingly make any misrepresentation relating to investment analysis, recommendations, actions, or other professional activities. A misrepresentation is any untrue statement or omission of a fact or any statement that is otherwise false or misleading.

v.	Disclosures

Employees must comply with requirements to provide accurate disclosures, including but not limited to the requirement that SEC Form ADV includes a description of this Code and that the Code itself be made available to clients on request.

vi.	Illegal Activity

Boston Trust Walden will not permit questionable or illegal acts relative to its business. Any employee having such knowledge must immediately bring the information to the Director of Risk Management's attention.

vii.	Responsibilities of Supervisors

Employees must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and this Code.

B.	Confidentiality

All corporate, client, and vendor information (other than information that is public knowledge as a result of authorized disclosure) is confidential, privileged, and proprietary to Boston Trust Walden at all times during and following an individual's employment or directorship with Boston Trust Walden. Personal and proprietary information may be used only for legitimate purposes and must always be safeguarded. This section does not prohibit or limit an Employee from providing information under 17 CFR 240.21F-(1-17), (Section 21F of the Securities Exchange Act of 1934 (“Exchange Act”),      (15 USC 78u-6) “Securities Whistleblower Incentives and Protection”) related to whistleblowers who provide the Commission with original information about violations of the federal securities laws.

i.	Confidentiality of Investment Decisions

Employees may not reveal to any person (except in the ordinary course of their duties on behalf of Boston Trust Walden) any information about securities transactions of a client or securities under consideration for purchase or sale by a client. Individuals in possession of any material nonpublic information (MNPI) regarding a security are prohibited from buying or selling such securities or advising any person to purchase or sell such securities.

ii.	Electronic Data

Information concerning Boston Trust Walden and its clients may be stored, processed, and transmitted via computer and telecommunications systems. Employees must comply with Boston Trust Walden's information security policies, standards, and procedures designed to protect confidential information.

iii.	Personnel Data

Our confidentiality policy includes protecting past and present employees' privacy by maintaining the confidentiality of personnel information. All inquiries regarding past or present Employees must be referred to the Director of Human Resources.

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C.	Duties to Clients

i.	Loyalty, Prudence, and Care

Employees have a duty of loyalty to clients and must act with reasonable care and exercise prudent judgment. Employees must work for their clients' benefit and place their clients' interests before their interests or those of the Firm.

ii.	Fair Dealings

Employees must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

iii.	Suitability

When advising clients, portfolio managers must:

□	Make a reasonable inquiry into the clients’ investment objectives and financial circumstances and determine that an investment is suitable before taking investment action.

□	When applicable, and when such information is available, judge the suitability of investments in the context of the client’s total portfolio.

iv.	Performance Presentation

When communicating investment performance, Employees must make reasonable efforts to ensure that it is fair, accurate, and complete.

v.	Diligence and Reasonable Basis

Investment analysts must exercise diligence, independence, and thoroughness in analyzing investments and have a reasonable basis, supported by appropriate research and investigation, for making investment recommendations.

vi.	Communication with Clients and Prospective Clients

Employees must disclose to clients and prospective clients the general principles of Boston Trust Walden's investment process and any significant limitations and risks associated with the process.

D.	Employee Securities Reporting and Trading

Employees' securities transactions may adversely affect Boston Trust Walden and its clients by interfering with job responsibilities and creating real or apparent conflicts of interest. For these reasons, Boston Trust Walden has adopted restrictions applicable to personal securities transactions for Access Persons as defined below.

All Employees of Boston Trust Walden are Access Persons. Immediate family members sharing a household with a Boston Trust Walden employee are also Access Persons. Employees are solely responsible for ensuring that Immediate Family Members comply with the Boston Trust Walden Employee Securities and Trading provisions of this Code.

i.	Disclosure of Personal Brokerage Accounts

Access Persons must disclose all Personal Brokerage Accounts:

1)	within ten days of employment, and

2)	immediately, when a new Account is opened,

3)	Annually, as of January 31

Personal Brokerage Accounts includes any brokerage accounts in the name of an Access Person and the Access Person’s Immediate Family Member except Boston Trust Walden 401(k) accounts. Access Persons must disclose Retirement Plans of a prior employer(s) or 401(k) plans of Immediate Family Members if such accounts may invest in Boston Trust Walden Funds or other Reportable Securities.

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ii.	Establishment of Direct Feeds

Employees must submit Account information to the Risk Management Department in the format, manner, and timelines set forth by the Director of Risk Management.

Boston Trust Walden utilizes direct data feeds to monitor Access Person accounts. All Access Person’s must work with their broker and the Compliance Department to authorize the establishment of a direct feed for brokerage transactions and verify that it has been done.

Boston Trust Walden has three approved brokers:

•	Vanguard,

•	Fidelity, and

•	Charles Schwab

Access Persons may be required to close existing brokerage accounts and to establish accounts with an approved broker.

iii.	Monitoring of Personal Securities Transactions

Boston Trust Walden monitors trading in Personal Brokerage Accounts and reserves the right to verify holdings in accounts holding non-reportable securities. Monitoring: (1) ensures that an Access Person is not putting their interest before that of Boston Trust Walden clients, (2) identifies possible insider trading or front running, (3) identifies conflicts of interest or the appearance of conflicts of interests created by an Access Person's personal securities trading, and (4) verifies that all accounts are properly recorded.

iv.	Quarterly Certification

Each Access Person must submit a Quarterly Certification Form no later than 30 days after the end of the calendar quarter containing information verifying:

1.	Every transaction in a Reportable Security during the quarter in which the Access Person had any direct or indirect beneficial ownership as defined below; and

2.	every Personal Brokerage Account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

v.	Preclearance Requirements

Boston Trust Walden requires each Access Person to pre-clear certain securities that pose an increased risk of creating a conflict of interest or the appearance of a conflict of interest.

Employees may obtain preclearance by entering trading requests in the compliance monitoring system ("ComplySci"). Preclearance is valid through the next business day at the close of the US market following the approval.

Access Persons must wait for approval before placing the order with their broker. The preclearance process includes a multi-step review including compliance, trading, and a member of the Executive Committee if necessary.

Employees must pre-clear the following transactions:

1.	Trading in an equity security (see prohibition regarding trading in Small and SMID cap approved list securities).

2.	Trading in a private placement, as defined by federal securities law.

3.	Trading, directly or indirectly, in an agency, municipal or corporate bond when the market value AND par value of the bond is greater than $100,000.

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i.	For purposes of preclearance, Access Persons must consolidate all trades across all accounts each day. If all trades' aggregate value for a particular bond is greater than $100,000 across multiple Personal Brokerage Accounts, preclearance is required.

Absent a compelling reason and prior approval; Access Persons will not be permitted to:

1.	Trade, directly or indirectly in the Boston Trust Walden Funds during a period when Access Persons have been advised that Employee trading in specified Funds has been prohibited

2.	Acquire any equity security in an initial public offering (“IPO”). Individuals rarely have the opportunity to invest in IPOs. An Access Person's IPO purchase, therefore, raises questions as to whether the Access Person is misappropriating an investment opportunity that should first be offered to eligible clients.

3.	Engage in short-term trading (less than 30 days’ duration) of any security. This prohibition is measured at the asset level, not the tax lot level. For clarification, trading in an asset within 30 days is prohibited. If the employee fails to obtain a waiver, any profits realized on prohibited short term trades may be required to be disgorged.

Exceptions: The following Reportable Securities transactions do not require preclearance:

1.	Transactions in Affiliated Open-End Mutual Funds.

2.	Purchases or sales of Reportable Securities effected in any account over which the Access Person has no direct or indirect influence or control of security transactions in the reasonable estimation of the Director of Risk Management. This exemption applies to Personal Brokerage Accounts for which a third party, such as a broker or financial advisor, makes all investment decisions on behalf of the Access Person, and the Access Person does not discuss any specific transactions for the account with the third-party manager.

3.	Non-volitional transactions (such as stock splits, dividends, corporate actions, etc.).

Note: The preceding are exceptions to the Preclearance Rule only; other provisions of this Code may apply.

Boston Trust Walden's Director of Risk Management or the Compliance Manager may deny any transaction requiring preclearance under this Preclearance Rule, even if nominally permitted under the Code, if necessary for the protection of the Client or the Firm.

Access Person Trading Prohibition

Access Persons may not purchase any security on the Small Cap, or SMID Cap Approved List. If an Access Person owns a security on the Small Cap or SMID Cap Approved Lists, they may continue to hold the security but must obtain preclearance before selling the security.

Investment Professional Trading

Boston Trust Walden Portfolio Managers, Traders, and Investment Analysts ("Investment Professionals") have a duty of loyalty to Boston Trust Walden clients. They must act for clients' benefit and place clients' interests and the firms' interests before their interest. Investment transactions for clients must have priority over investment transactions in Personal Brokerage Accounts.

Investment Professionals may not generate personal securities transactions in Equity Securities on a day in which they have executed a securities transaction in a client account in the same security until that order is executed or withdrawn.

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The Executive Committee reviews transactions by Investment Professionals to ensure that Investment Professionals do not place their own interests before those of the Firm’s clients.

Definitions:

a.	"Reportable Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, and Rule 204A-1 of the Advisers Act as amended, and includes common stocks, preferred stocks, stock options (put, call and straddle), debt securities, ETFs, UIT ETFs, closed-end funds; affiliated open-end mutual funds and municipal securities.

b.	"Access Person" means all employees of Boston Trust Walden unless an Executive Committee member has granted a waiver.

c.	"Beneficial Ownership" means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in a security.

i.	“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

ii.	“Indirect Pecuniary Interest” includes, but is not limited to:

(a)	Securities held by Immediate Family Members sharing the same household, or

(b)	A general partner’s proportionate interest in portfolio securities held by a general or limited partnership, or

(c)	A person's right to dividends that are separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities), or

(d)	A person’s interest in securities held by a trust, or

(e)	A person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

Employees are presumed to have Beneficial Ownership in, and so an obligation to report, the securities held by their Immediate Family Members. Note that Boston Trust Walden policies and procedures concerning personal securities transactions also apply to transactions by a spouse, domestic partner, child, or other Immediate Family Member residing in the Employees' household. See the definition of "Immediate Family Member" in this section.

d.	“Personal Brokerage Accounts” means brokerage accounts in the name of an Access Person or Immediate Family Member.

i.	Personal Brokerage Accounts include accounts in which an Access Person may hold or acquire Reportable Securities, even though the account currently has only non-Reportable Securities (such as unaffiliated open-end mutual funds).

ii.	Personal Brokerage Accounts include 401(k) plans of an Access Person's prior employer(s) and any Individual Retirement Account if they can invest in the Boston Trust Walden Funds or other Reportable Securities.

iii.	The meaning of “Personal Brokerage Account” does not include the following: open-end mutual funds held directly with the sponsor in an account that is not capable of transacting in Reportable Securities; 401(k) accounts that may only hold non-affiliated open-end mutual funds; other accounts that cannot transact in Reportable Securities as determined by the Compliance Department; and direct-purchase accounts such as "DRIP" plans.

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e.	Immediate Family Members – means an Access Person's spouse, domestic partner, or other relatives who shares the employee's household.

Note: Employees are required to provide Immediate Family Members with a copy of the Boston Trust Walden Code of Ethics.

iv.	Classification of Securities as Non- Reportable
Non-Reportable securities are:

1.	Direct obligations of the United States Government,

2.	Money market instruments, certificates of deposit, shares of money market funds,

3.	Non-affiliated open-end mutual funds (funds not advised or sub-advised by BTWI),

4.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds. Note: This exception extends only to open- end funds registered in the US; therefore, transactions and holdings in offshore funds are reportable,

5.	Securities purchased as part of an automatic investment plan,

6.	Exercise of stock options received related to employment compensation, or

7.	Investments in non-publicly traded companies such as family businesses.

For purposes of clarification, any security not classified as Non-Reportable is considered Reportable, including but not limited to:

1.	Bonds issued by entities other than the United States Government (e.g., government agencies, municipalities, and corporations)

2.	Equity securities

3.	Any derivative instrument, including options on securities, indexes and currencies.

4.	Exchange-Traded Funds (ETFs)(ETNs)(ETPs) (but do not require preclearance)

5.	BTWI advised mutual funds or any open-end registered investment company for which Boston Trust Walden serves as a sub-adviser

vii.	Waiver of Pre-Clearance of Employee Personal Accounts and Transactions

Family members of Employees who are subject to this Code may also be subject to other codes of ethics under a federal securities law substantially similar to this Code. At the discretion of the Director of Risk Management, Boston Trust Walden may recognize compliance with another federal securities law compliant Code of ethics as sufficient for meeting the Boston Trust Walden requirements concerning the Code. Boston Trust Walden reserves the right to nullify this exception at any time.

The Director of Risk Management may waive the preclearance requirements, but not the quarterly transaction reporting, of Family Members under the following circumstances:

1.	The Director of Risk Management receives a copy of federal securities law compliant Code of Ethics to which the Family Member is subject or certification of same.

2.	The Employee and the Family Member certify that they have and will abide by the respective Codes' confidentiality provisions.

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3.	The Family Member certifies that he or she will report any violations of the Code of ethics to which they are subject.

4.	The Director of Risk Management receives a quarterly or more frequent transaction report of the Family Member's accounts.

viii.	Compliance Table

Access persons (including Family Members) may refer to the Personal Trading Compliance Table of Securities Reporting and Trading Restrictions attached to the Code as Exhibit A.

ix.	Exceptions

Exceptions to the Employee Personal Trading rules must be approved in writing by an Executive Committee member or the Director of Risk Management. In all circumstances, Access Persons must place the interests of clients above their personal financial interests.

E.	Conflicts of Interest

Employees must avoid situations in which their personal interests conflict with, or appear to conflict with, the interests of Boston Trust Walden or its clients. A possible conflict of interest exists whenever employees or family members have an interest in an entity or matter that may influence a decision or cloud the judgment the employee may have to exercise in the discharge of his or her responsibilities to Boston Trust Walden or its clients.

i.	Disclosure of Conflicts

Employees must disclose to the Director of Risk Management all matters that could interfere with their duty to Boston Trust Walden, or with their ability to render unbiased and objective advice or reasonably give the appearance of a conflict of interest. The Director of Risk Management shall report any potential or real conflicts to the Executive Managing Directors. The Chief Compliance Officer shall report any potential or actual conflicts to the President of the Funds if applicable. Employees may not make any untrue statement of a material fact to a client.

ii.	Self-dealing

Employees may not self-deal or use their position with Boston Trust Walden to gain a personal advantage. Employees may not accept a business opportunity that is not available to other persons, or that is only available by virtue of the employee's position with Boston Trust Walden.

iii.	Personal Business

Each employee must manage his or her personal and business affairs to avoid situations that might lead to a conflict, or even the appearance of a conflict, between his or her interest and duty to Boston Trust Walden and its clients.

iv.	Personal Use of Boston Trust Walden Property

Employees must exercise particular care in the use of Boston Trust Walden systems, supplies, or other property. The use of such property for personal reasons is to be avoided, use of such property for outside business activities is prohibited, and in no event should such use interfere with the performance of any Employee’s duties to Boston Trust Walden.

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F.	Gifts and Entertainment

i.	Client Related Gifts

Employees must provide impartial and courteous service to all clients, without anticipation of any reward. To avoid the implication of impropriety, employees are prohibited from accepting anything of value from clients or prospective clients unless it is expressly permitted below:

1.	The acceptance of cash or cash equivalents (such as gift certificates or cards), stocks, bonds or other securities, promissory notes, or any similar form of a monetary or financial gift, gratuity, or award is absolutely prohibited. No exception may be granted to this provision.

2.	Employees are prohibited from receiving gifts of more than de minimis value (less than $100) per year from a client.

3.	Acceptance of tickets to theatre, professional sporting, and other events of any value is prohibited without the specific written approval of an Executive Managing Director or the Director of Risk Management.

4.	Employees or their family members may not accept a bequest or legacy under a will or trust of property or an interest in property of any kind from a client unless the client is a relative of the employee or a person who has never dealt with the employee as a representative of Boston Trust Walden.

ii.	Retirement or Other Life Event Gifts

On occasion, an employee may receive a personal gift from a client related to a life event such as a promotion, wedding, retirement, etc., which would exceed the general rule specified above. These gifts must be promptly reported and reviewed by an Executive Committee Member for reasonableness, propriety, and consistency with this policy. Such review and approval must be documented in writing and provided to the Director of Risk Management.

iii.	Vendor Related Gifts

To avoid the appearance of a conflict of interest, employees must follow the guidelines concerning receipt of gifts from vendors or prospective vendors must be followed:

1.	Other than nominal gifts received from vendors or consultants, including holiday food items or items with the vendor's logo and valued at $25 or less (e.g., pens, keychains, notepads), Employees must decline gifts, favors, and other forms of consideration from persons doing business with or hoping to do business with Boston Trust Walden. Employees may attend business events sponsored by vendors, at no cost to Boston Trust Walden, such as training, continuing education, seminars, and the like.

2.	The receipt of gifts from broker-dealers is prohibited. In furtherance of this policy, Boston Trust Walden will periodically advise vendors of this policy. Boston Trust Walden recognizes that during the holiday season, vendors will send unsolicited items of food; such gifts will be shared firm- wide.

iv.	Personal Entertainment and Gift Exclusion

The following are specifically exempted from the definition of gift under this Code:

1.	Family or Personal Relationship – receipt of a gift based on a family or personal relationship independent of Boston Trust Walden relationship

2.	Available to General Public – receipt of a benefit available to the public under the same conditions on which it is available to an Employee

3.	Civic or Charitable Award - A civic or charitable organization award

v.	Exception Approval

Employees of Boston Trust Walden may accept gifts that do not comply with the above guidelines only upon written approval of the Director of Risk Management. Decisions should be based on a legitimate business need and on a determination that the gift is not made or offered to influence business decisions. Documentation of approvals must be provided to the Risk Management Department.

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vi.	Report of Gifts

Employees of Boston Trust Walden are required to report gifts received from clients and consultants other than nominal gifts received from vendors or consultants (includes a logo and would be valued at $25 or less, e.g., pens, keychains, or notepads).

Gifts should be reported through ComplySci and done so promptly upon receipt, preferably by the month- end following receipt of the gift.

G.	Entertainment

It is generally accepted business practice to provide entertainment to, or accept entertainment from, persons in connection with a current or prospective business relationship with Boston Trust Walden or its clients, provided the entertainment is not so lavish that the employee would likely feel compelled to act in a manner inconsistent with the interests of Boston Trust Walden or its clients.

Acceptance of meals, refreshments, or entertainment, is acceptable if the purpose of the meeting is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by Boston Trust Walden as a reasonable business expense if not paid for by another party. Accepting entertainment in the form of an occasional social, hospitality, charitable, sporting, entertainment, or leisure event; so long as the entertainment is neither so frequent nor so extensive as to raise questions of propriety (for example, frequent or extravagant meals paid for by the same person) is acceptable only if the employee is accompanied by the person who has, or intends to have, a business relationship with Boston Trust Walden. If the person paying for the item does not attend the event, the event constitutes a "gift" subject to the limitations on receiving gifts above.

H.	Trading

Insider Trading and Misuse of Nonpublic Information

Federal law prohibits anyone in possession of material nonpublic information (MNPI) about any publicly traded company from using the information for personal gain or for the gain of others (including clients). Employees are prohibited from trading (either directly or through others) or recommending trading in a security of a publicly-traded company about which he or she has material nonpublic information – whether acquired directly or via a "tip" from another. This prohibition also applies to Employees' immediate families (spouse, domestic partner, children, and other relatives, by marriage or otherwise, sharing his or her household). Adherence to the Insider Information Policy is mandatory.

□	Information is "material" when the information is such that a substantial likelihood exists that a reasonable investor would consider it important in making investment decisions.

□	Information is "inside" when it has not been publicly disseminated. Even though the information has been released to the media, information is still considered "inside" until there has been sufficient time for the general dissemination of the information.

□	Anyone in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information is properly disclosed and disseminated to the public.

I.	Outside Activities

i.	Outside Employment

Employees of Boston Trust Walden may not engage in outside employment that interferes, competes, or conflicts with Boston Trust Walden's interests or impairs their ability to meet regular job responsibilities. No Employee of Boston Trust Walden may serve as an officer, director, employee, or consultant of a firm engaged in the investment management business.

All outside employment must be precleared by an executive managing director and reporting timing in ComplySci. Annually, or upon request of the Compliance Department, employees must attest to any outside business.

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ii.	Terminating Employment

Employees are prohibited from contacting existing clients or potential clients for the purpose of soliciting their business for a new employer before leaving Boston Trust Walden and for the period of time after their departure as agreed to in any written agreement. Employees must not take work product, proprietary information, or client records or files, in any format, to a new employer without specific written permission from Boston Trust Walden.

iii.	Directorships of Profit-Making Companies

Directorship appointments of an outside profit-making company may create a conflict of interest. Employees must obtain written approval from a Co-Chief Executive Officer prior to accepting any directorship of a profit-making company.

iv.	Civic Activities

Boston Trust Walden encourages Employees to be involved in civic and charitable activities within their communities. However, Employees must not engage in outside activities that interfere, compete, conflict, or may potentially conflict with the interests of Boston Trust Walden, or impair their ability to meet their regular responsibilities to Boston Trust Walden.

Approval is not required to participate in or accept appointment as a trustee, director, or officer of a non- profit organization unless there is a client relationship or some other potential conflict of interest between the organization and Boston Trust Walden. If there is a client relationship or other potential conflict of interest, obtain written approval of a Co-Chief Executive Officer prior to accepting appointment as a trustee, director or officer.

v.	Political Activities

Employees may participate in political activities on their own time and in accordance with their individual desires and political preferences. However, it must be clear at all times that an Employee’s participation is as an individual and not as a representative of Boston Trust Walden. It is Boston Trust Walden’s policy not to make political contributions with Firm funds.

The following are considered Covered Associates of the Firm:

(i)	the Presidents of Boston Trust Walden and BTWI;

(ii)	all members of the Boards of Directors of Boston Trust Walden and BTWI;

(iii)	all members of the marketing department of Boston Trust Walden;

(v)	all Portfolio Managers of Boston Trust Walden or BTWI; and

(vi)	the Director of Shareholder Engagement.

The Director of Risk Management will maintain a list of Covered Associates.

vi.	Political Contributions by Covered Associates

Rule 206(4)-5 of the Investment Advisers Act of 1940 prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its employees make a contribution to certain elected officials or candidates.

i.	Preclearance of Political Contributions by Covered Associates

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Covered Associates must pre-clear all political contributions (including those of a spouse or domestic partners) to ensure that Covered Associates do not make political contributions to officials of public entities for which Boston Trust Walden provides or may provide investment management services. An Executive Managing Director, the Director of Risk Management, or the Chief Compliance Officer is authorized to pre- clear political contributions.

For purposes of this policy, primary and general elections are considered separate elections. Generally, de minimus political contributions of $350 per state or local election to candidates or elected officials for whom a Covered Associate is entitled to vote or $150 to candidates or elected officials for whom a Covered Associate is not entitled to vote will be approved.

ii.	Covered Associate Political Contributions Reporting

All Covered Associate must provide a quarterly (within thirty days of quarter-end) statement through ComplySci disclosing all political contributions made to elected officials or candidates for public office.

iii.	Compensation, Consulting Fees, and Honoraria

Employees who have received proper approval to serve as an officer, director, or employee of an outside organization or to engage in other outside employment may retain all compensation paid for such service unless the terms of the approval provide to the contrary. Honoraria received by an employee for publications, public speaking appearances, instructing courses at educational institutions or banking schools, etc., may be retained by the employee.

iv.	Fiduciary Appointments

Employees are prohibited from accepting appointments as executor, trustee, guardian, conservator, or other fiduciary or any appointment as consultant in connection with fiduciary matters related to a client of Boston Trust Walden. In exceptional circumstances, and only when in the best interest of BTW, a CEO may approve an exception, which must be documented in writing and provided to the General Counsel (for recordkeeping purposes). In any event, an Employee named as a personal fiduciary is prohibited from receiving compensation individually as a result of the fiduciary appointment.

Employees may, in their individual capacity, serve as a fiduciary, without compensation, for an account established by a Boston Trust Walden colleague or a third party without the approval of a Co-Chief Executive Officer; however, such relationships must be disclosed by an employee upon request.

v.	Reporting of Outside Affiliations

Employees are required to respond fully and accurately to requests to disclose all outside affiliations.

J.	Internal Compliance and Reporting (Whistleblower) Procedure

All Employees should report violations or potential violations of Federal and State securities laws to the Director of Risk Management or to a Co-Chief Executive Officer, the Chief Compliance Officer of Boston Trust Walden Inc., or the President of The Boston Trust Walden Funds as soon as possible after they are discovered. If an Employee is unclear whether a situation is a violation of a Federal or State securities law, he/she should seek guidance from the Director of Risk Management or the CCO.

Any employee who wishes to make report a violation anonymously my do so by mail to the following address:

Boston Trust Walden Company

Attn: Director of Risk Management

1 Beacon Street, Boston, MA 02108

The Director of Risk Management is responsible for analyzing any reported matter and determining, in consultation with other appropriate Boston Trust Walden personnel, whether it is an actual securities law violation. The Director of Risk Management will escalate the matter, as appropriate. If the matter relates to the Funds, the CCO, Director of Risk Management, or the President of the Funds Board will report the matter to the Chief Compliance Officer of the Funds.

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Boston Trust Walden is committed to prohibiting retaliation against those who report, oppose, or participate in the investigation of alleged wrongdoing in the workplace. Retaliation is not tolerated, and retaliatory acts will lead to disciplinary action up to and including termination of employment.

3.	Administration and Enforcement of the Code

A.	Employee Responsibility

It is always each employee's responsibility to be familiar with the Code and to abide by the letter and spirit of the Code's provisions and principles.

i.	At Hiring

Employees are provided a copy of the Code when they join Boston Trust Walden. They are asked to review this document and to acknowledge their receipt and understanding of the Code by completing an attestation on ComplySci.

ii.	Periodically Thereafter

Annually, each employee will be asked to acknowledge receipt and understanding of the Code. In addition, managers are encouraged to review the Code with Employees whenever they deem it appropriate.

B.	Responsibility for Approval

The Boards of Directors of both Boston Trust Walden and BTWI are responsible for approving this Code of Ethics and any material changes.

C.	Responsibility for Administration

The Boards of Directors, through the Executive Managing Directors, the Director of Risk Management, and Chief Compliance Officer, are responsible for monitoring, interpreting, and enforcing the Code, as well as ensuring that the policies and procedures necessary to support adherence to the Code are in place.

i.	Exceptions/Review

In the rare circumstance where an exception is warranted, an Executive Managing Director or the Director of Risk Management is authorized to provide exception approval. No individual may approve a personal security transaction in which he or she is involved personally. Under no circumstances may any employee, regardless of position, approve exceptions to the provisions of the Code in matters involving his or her own personal interest.

ii.	Recordkeeping

Records associated with this Code, including, but not limited to the following, will be maintained as required by federal regulations by the Director of Risk Management:

□	Historical versions of the Code itself

□	Acknowledgments of receipt of the Code

□	Holdings and transactions reports

□	Preclearance and exception approvals; and

□	Reports of any violations and related outcomes

iv.	Annual Report to Board of Directors

The Director of Risk Management will make a report at least as often as annually to The Board of Directors of Boston Trust Walden Company, noting issues that have arisen concerning the Code, known violations, and sanctions since the date of the last report.

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v.	Reporting Violations

Personal honesty demands an atmosphere that fosters personal candor; maintaining that atmosphere is a high priority at Boston Trust Walden. An employee who has knowledge of an apparent violation of the Code, or of any questionable action affecting Boston Trust Walden, must report his or her knowledge to the Director of Risk Management or to the Chief Compliance Officer.

The act of reporting a questioned situation does not necessarily imply that a violation exists but affords the opportunity for its review. These individuals are responsible for reviewing such matters without bias to the reputation of the person in question. By going directly to the Director of Risk Management or Chief Compliance Officer and explaining the circumstances of his or her suspicions, the employee protects himself or herself and the reputation of any other person if it is determined that there has been a misunderstanding or that the transaction in question is not in violation of the Code. Such a report can be in writing or orally and may be made anonymously. The identity of an Employee who reports such information is confidential and no reprisal will be taken against the employee even if after an investigation the allegation is determined to be unfounded, provided such report is made in good faith.

vi.	Sanctions

Violation of the Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability that might be imposed by Federal or State regulatory agencies or courts.

Current Version Date: Revised 2/9/2021

Current Version Effective date: 2/9/2021

Prior Code Version Dates: 1/7/2005 as revised 12/13/2006, 1/1/2008, 2/11/2009, 5/5/2009, 2/10/2010 and 2/8/2011, 2/8/12; 5/8/2013, 2/26/2014, 6/2/2014, 2/11/2015, 8/12/2015, 5/10/2016, 2/14/2017, 2/13/2018, 2/12/2019, 2/11/2020

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Exhibit A.

Personal Trading Compliance Table of Securities Reporting and Trading Restrictions

Security Type	Covered (Yes/No)	Account required to be disclosed?	Quarterly Reporting	Trade Confirms required to be sent to Bank (ComplySci Feed)	Trade Pre- Clearance (Yes/No)	Verified by Company
Stocks	Yes	Yes	Yes	Yes	Yes	Yes
Stocks on the Small Cap and SMID Cap Approved Lists	Yes	Yes	Yes	Yes	*TRADING PROHIBITED Pre-clear to sell	Yes
US Government securities, money market funds	No	Yes	No	No	No	Yes
Other fixed income securities (includes corporate, agencies, or municipals)	Yes	Yes	Yes	Yes	Yes, If par value and MV of trade > $100K	Yes
Options/Derivatives of covered securities	Yes	Yes	Yes	Yes	Yes	Yes
Initial Public Offering	Yes	Yes	Yes	Yes	Yes	Yes
Private Placements of securities as defined by federal securities law	Yes	Yes	Yes	Yes	Yes	Yes
Proprietary Mutual Funds	Yes	Yes	Yes	Yes	No	Yes
Non-Proprietary Mutual funds	No	Yes	No	No	No	Yes
Exchange-Traded Funds (ETF, ETN, ETP)	Yes	Yes	Yes	Yes	No	Yes

Portfolio Trading:

Portfolio Managers, Traders, and Investment Analysts (“Investment Professionals”) have a duty of loyalty to Boston Trust Walden clients. They must act for the benefit of clients and place clients’ interests and the firms' interests, before their interest. Investment transactions for clients must have priority over investment transactions in Personal Brokerage Accounts. Investment Professionals may not generate personal securities transactions in Equity Securities on a day in which they have executed securities transactions in a client account in the same (or a related) security until that order is executed or withdrawn.

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